EXHIBIT 99.1

Gasel Transportation Lines, Inc. Announces That It has Ceased Operations and Plans to File a Petition for Liquidation under the Federal Bankruptcy Code

MARIETTA, Ohio, August 15, 2005 (PRIMEZONE) — Gasel Transportations Lines, Inc. (OTCBB:GSEL), operating as a Post Confirmation Debtor under Chapter 11 Reorganization, announced today that the negative results of its 2nd Quarter operations indicated that its approved Plan and underlying business model was not working.

As a solution, on June 21, 2005 the Company accepted and initiated an arrangement with a larger logistics service organization to restructure its operations and business model, transitioning Gasel to a non-asset-based operation.

The U. S. Bankruptcy Court, in a status hearing on July 19, 2005, granted Gasel 90 days to submit and seek approval of the modification of its confirmed plan to transition to a non-asset-based operation, while voluntarily turning in its transportation equipment and real estate to the secured lenders by August 1, 2005, shedding its related debt and excessive operating costs.

The sudden and unexpected termination of the arrangement with the logistics company on August 1, 2005, forced Gasel to cease operations on August 12, 2005. The Company also announced that it planned shortly to file a motion to convert to Chapter 7 of the Federal Bankruptcy Code for the liquidation of the company.

Gene Thompson, who was recently appointed President of the Company to facilitate the business model transition and expand its operations, said “what a tragic turn of events for the employees, creditors, and shareholders, especially considering how far the Company had come in its reorganization. Every effort has been made to place the employees with other jobs during and after the short business model transition period. At this point, every effort will be made to close the Company and turn over the assets to the creditors and a Bankruptcy trustee properly.”

This press release may make forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. Please refer to the company’s SEC filings, including Forms 10K and 10Q for a more detailed discussion of the risks. Gasel Transportation Lines, Inc.

S. Gene Thompson, President and Chief Financial Officer
740-373-6479 x 110